(d)(2)(iv)

August 20, 2008

Michael Gioffre

Senior Vice President

ING Investment Management Co.

10 State House Square

Hartford, CT 06103-3607

Dear Mr. Gioffre:

Pursuant to the Sub-Advisory Agreement dated March 1, 2002 between ING Investments, LLC and ING Investment Management Co., as amended (the “Agreement”), we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING Russell™ Global Large Cap Index 85% Portfolio and ING Global Equity Option Portfolio (together, the “Portfolios”), effective August 20, 2008, each a series of ING Variable Portfolios, Inc., upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolios to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached hereto.

The Amended Schedule A has also been updated to reflect: 1) the name change of ING VP Global Science and Technology Portfolio to ING BlackRock Global Science and Technology Portfolio, the name change of ING VP Growth Portfolio to ING Opportunistic LargeCap Growth Portfolio, and the name change of ING VP Value Opportunity Portfolio to ING Opportunistic LargeCap Value Portfolio and 2) the removal of ING VP International Equity Portfolio because it merged into ING VP Index Plus International Equity Portfolio.

Please signify your acceptance to act as Sub-Adviser for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President ING Investments, LLC

ACCEPTED AND AGREED TO: ING Investment Management Co.

By:	/s/ Daniel Wilcox
Name:	Daniel Wilcox
Title:	SVP, Head of Corp. Finance, Duly Authorized

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments, LLC

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

ING INVESTMENTS, LLC,

and

ING INVESTMENT MANAGEMENT CO.

Series	Effective Date	Annual Sub-Advisory Fee
ING Global Equity Option Portfolio	August 20, 2008	0.045%
ING International Index Portfolio	March 4, 2008	0.1710% on all assets
ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.1395% on all assets
ING Opportunistic LargeCap Growth Portfolio		0.270%
ING Opportunistic LargCap Value Portfolio		0.270%
ING Russell™ Global Large Cap Index 85% Portfolio	August 20, 2008	0.21% on all assets
ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.1125% on all assets
ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.1395% on all assets
ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.1485% on all assets
ING VP Index Plus LargeCap Portfolio		0.158%
ING VP Index Plus MidCap Portfolio		0.180%
ING VP Index Plus SmallCap Portfolio		0.180%
ING VP Small Company Portfolio		0.338%
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.21% on all assets

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